FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman and CEO

PHONE: 215-256-8851 ext. 2300

RECORD EARNINGS AT HARLEYSVILLE NAT'L CORP.

25 YEARS OF INCREASES

HARLEYSVILLE, PA (January 10, 2001)-Harleysville National Corporation (HNC) (NASDAQ:HNBC), parent company of Harleysville National Bank and Trust Company, Citizens National Bank, Security National Bank, and HNC Financial Company has reported record earnings for the year 2000, marking 25 years of consecutive bottom line increases. Earnings for the year ending December 31, 2000, of $ 25,604,000, were up from $ 23,238,000 a year earlier, a 10.2 % increase. Diluted earnings per share of $ 2.76 in 2000 increased 10.4% from $ 2.50 in 1999. Basic earnings per share in 2000 were

$ 2.76 compared to $ 2.51 in 1999. The earnings increase was accompanied by a 9.5% increase in total assets to $1,935,213,000. Dividend payments for the year increased as well for the bank holding company. Total cash dividends for 2000 were $ 1.13 per share, an increase of 10.8% over the $1.02 per share paid in 1999.

HNC also achieved record fourth quarter 2000 earnings of $6,512,000. This was a 22.9 % increase over fourth quarter 1999 earnings of $5,300,000. Fourth quarter basic and diluted earnings per share of

$ .70 increased from $.57 in the comparable period last year, a 22.8 % rise.

Walter E. Daller Jr., President and CEO of HNC, attributed the company's success to an increase in loans and an overall higher level of other income. "An increase in fees from our rapidly growing Investment Management and Trust Services Division has contributed to this rise in other income," said Daller. He also noted that on December 14, 2000, the corporation announced the approval of a plan to repurchase up to 453,000 shares of its outstanding common stock.

The quality of the loan portfolio continues to be strong, as well. Nonperforming assets, including nonaccrual loans, restructured loans and other real estate owned were .3% of total assets at December 31, 2000, and December 31, 1999. The ratio of the allowance for loan losses to nonperforming assets of 268.3% at December 31, 2000, improved from the 266.3% last year. Loans 90 days past due at December 31, 2000, of $514,000 decreased from the $565,000 at December 31, 1999.

Harleysville National Corporation is a bank holding company with total assets in excess of $1.9 billion. Harleysville National Corporation and its three wholly-owned bank subsidiaries, located in eastern Pennsylvania include: Harleysville National Bank and Trust Company, headquartered in Harleysville, operating 23 offices throughout Montgomery, Bucks and Chester Counties; Citizens National Bank, headquartered in Lansford, operating 12 offices throughout Carbon, Wayne, Schuylkill, Lehigh, Monroe, and Northampton Counties; Security National Bank, headquartered and operating five offices in Pottstown, Montgomery and Berks Counties; and HNC Financial Company.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.